Exhibit 99.1

Network Engines Reports Financial Results for Its Second Quarter of Fiscal 2004

    CANTON, Mass.--(BUSINESS WIRE)--April 22, 2004--

   Company Exceeds Prior Guidance With Revenues of $35.6 Million and
              Net Income of $975,000, or $0.02 per share

    Network Engines, Inc. (NASDAQ: NENG), a leading development, manufacturing and distribution partner for storage and security software and network equipment providers, today reported its financial results for the period ended March 31, 2004.
    Net revenues for the second quarter of fiscal 2004 were $35.6 million, compared to $35.9 million in the first quarter of fiscal 2004 and $19.4 million reported in the second quarter of fiscal 2003. The Company reported net income of $975,000, or $0.02 per share, compared to a net loss of ($2.1) million, or ($0.06) per share for the first quarter of fiscal 2004, which included a non-cash intangible asset impairment charge of $3.6 million related to the previously announced amendment to the distribution agreement with EMC Corporation for the sale of EMC-approved host bus adapters (HBAs). Net income in the second quarter of fiscal 2004 also compares with a net loss of ($684,000), or ($0.02) per share, for the second quarter of fiscal 2003. At the end of the second quarter of fiscal 2004, the Company had a cash and cash equivalent balance of $35.1 million.
    Net revenues for the six months ended March 31, 2004 were $71.5 million, compared to $25.4 million for the six months ended March 31, 2003. The net loss for the first six months of fiscal 2004 was ($1.1) million, or ($.03) per share, including the aforementioned $3.6 million non-cash intangible asset impairment charge. The net loss for the six months ended March 31, 2004 compared to a net loss of ($2.9) million, or ($0.09) per share for the six months ended March 31, 2003, which included $884,000 of restructuring charges for unused leased facilities.
    "A stronger than expected quarter in both our distribution business and our OEM business fueled our results in the second quarter," said John Curtis, President and Chief Executive Officer of Network Engines. "We were particularly pleased with our results as they exceeded our expectations for both revenue and net income despite an element of uncertainty related to our storage networking component distribution business as we entered the quarter. Although we experienced some heightened competition in that portion of our business, it had minimal impact on our distribution revenue."

    Second Quarter Financial Performance Highlights

    -- Net revenues were $35.6 million in the second quarter of fiscal 2004 compared to $35.9 million in the first quarter of fiscal 2004 - exceeding previous guidance. Sales of OEM appliances to EMC Corporation were 54 percent of total net revenues in the fiscal second quarter, compared to 47 percent in the first quarter of fiscal 2004.

    -- Gross profit was 17.7 percent compared to 19.7 percent in the first quarter of fiscal 2004 - in line with previous guidance. The expected gross margin decline was the result of the previously announced amendment to the distribution agreement with EMC Corporation for the sale of EMC-approved HBAs that became effective January 1, 2004.

    -- Operating expenses were $5.4 million, compared with $9.2 million in the first quarter of fiscal 2004 - below previous guidance. Operating expenses for the first quarter of fiscal 2004 included the aforementioned $3.6 million non-cash intangible asset impairment charge.

    -- Net income was $975,000, or $0.02 per share, compared to a net loss of ($2.1) million, or ($0.06) per share, in the first quarter of fiscal 2004 - exceeding previous guidance. The net loss for the first quarter of fiscal 2004 included the aforementioned $3.6 million non-cash intangible asset impairment charge.

    -- Cash and cash equivalents totaled $35.1 million at the close of the quarter, equal to the cash and cash equivalent balance as of December 31, 2003.

    OEM Appliance Operations

    OEM Appliance revenues increased 10 percent to $22.0 million, compared with $19.9 million in the first quarter of fiscal 2004 and $9.2 million in the second quarter of fiscal 2003.
    During the quarter, the Company announced a new OEM Appliance customer, FaceTime Communications, which broadens Network Engines presence in the security market. Network Engines is developing and manufacturing a security appliance for FaceTime that will protect FaceTime's customers' corporate networks from the vulnerabilities of instant messaging and peer-to-peer technology.

    Distribution Operations

    Distribution revenues decreased, as expected primarily due to March quarter seasonality in the storage industry, to $13.6 million during the second quarter of fiscal 2004 from $15.9 million in the prior quarter and increased compared to revenues of $10.2 million in the second quarter of fiscal 2003. Substantially all of the revenues were generated from the traditional TidalWire distribution business consisting of the sale of third-party storage networking components. Recent achievements include:

    -- Announced the availability of the Mobile Backup Appliance, a co-branded appliance with Computer Associates(R) for the backup and restore of laptop and desktop computers.

    -- Announced a new partnership with IntelliReach Corporation to develop, manufacture and distribute IntelliReach's
        MessageScreen(TM) appliance, an anti-spam, anti-virus and content filtering solution. The IntelliReach-branded security appliance, when available, will be distributed by the Company's TidalWire distribution operation.

    --  Announced the general availability of the BackupReport(R)
        Appliance, a backup reporting and analysis appliance co-branded with Bocada.

    -- Announced a distribution agreement with Sourcefire for its Network Sensor appliance that monitors and analyzes network traffic.

    -- Announced a partnership with MTI Technology Corporation to provide professional services, including installation and configuration services, to help ease the deployment of our Virtual Tape Library Appliance powered by IPStor(R).

    The Company also recently announced that it had signed an OEM contract with Microsoft(R) to license certain Microsoft software including the Microsoft Internet Security and Acceleration (ISA) Server and Storage Server 2003.
    "During the third quarter of fiscal 2004, we will be focusing on the successful launch and introduction of our co-branded server appliances, in particular the Firewall for Microsoft(R) Exchange Server and the Mobile Backup Appliance with Computer Associates(R)," continued Curtis. "We will be making a significant investment in building core competencies based on Microsoft storage and security technologies. As a Microsoft Certified Partner, we intend to build our intellectual property around value-added appliances leveraging key features of ISA Server and Windows Storage Server 2003."

    Business Outlook

    Based on current forecasts from certain partners and historical and seasonal trends, Network Engines currently anticipates the following results for its fiscal third quarter ending June 30, 2004:

    --  Net revenues in the range of $34 million to $38 million.

    --  OEM Appliance revenues between $20 million and $23 million.

    -- Distribution revenues in the range of $14 million to $15 million.

    --  Gross profit in the range of 16 percent to 18 percent.

    --  Operating expenses between $5.6 million and $5.8 million.

    --  Net income between $400,000 to $800,000.

    --  Cash position between $33 million and $35 million.

    "Our March quarter's revenue and net income showed better than expected strength, primarily due to the timing of shipments to certain OEM Appliance partners," stated Doug Bryant, Vice President of Finance and Administration and Chief Financial Officer. "Profitability remains one of our top priorities while we carefully continue to invest in the business. This is a critical time for the Company as we are rolling out our co-branded appliances, which we expect to start to contribute to revenues in subsequent quarters."

    Conference Call Details

    In conjunction with this announcement, Network Engines will host a conference call today at 10:00 a.m. ET to discuss its financial results for the period ended March 31, 2004. The conference call will be available live at the Company's website at www.networkengines.com and will be archived on the site.

    About Network Engines

    Network Engines (NASDAQ: NENG) is a leading development, manufacturing and distribution partner for storage and security software and network equipment providers. The Company works with its software partners to develop, manufacture, and distribute server appliances for mission-critical storage and security networking applications. Network Engines' distribution operations offer a full complement of server appliances, related products and components to over 400 value-added resellers and systems integrators who provide storage and security networking solutions to the enterprise. Headquartered in Canton, Massachusetts, Network Engines was founded in 1997. For additional information on the Company's products and services visit www.networkengines.com.

    Safe Harbor Regarding Forward-Looking Statements

    Statements in this press release regarding Network Engines' ("the "Company") future financial performance including statements regarding future revenues, gross profit, operating expenses, net income, and cash position, and any other statements about Network Engines' management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company's most recent Annual Report on Form 10-K for the year ended September 30, 2003 and the quarter ended December 31, 2003 under the section "Factors That May Affect Future Operating Results" as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. The Company assumes no obligations to update the information included in this press release.
    Network Engines and the Network Engines logo are trademarks of Network Engines, Inc. All other trademarks are the property of their respective holders.



                        Network Engines, Inc.
           Condensed Consolidated Statements of Operations
                (in thousands, except per share data)
                             (unaudited)

                             Three Months Ended      Six Months Ended
                         ---------------------------------------------
                        March 31, December  March 31,    March 31,
                                     31,
                            2004     2003     2003     2004     2003
                           -------  -------  -------  -------  -------


Net revenues              $35,619  $35,851  $19,427  $71,470  $25,415
Cost of revenues           29,300   28,777   15,366   58,077   20,002
                           -------  -------  -------  -------  -------

  Gross profit              6,319    7,074    4,061   13,393    5,413

Operating expenses:
  Research and
   development              1,486    1,229      917    2,715    1,711
  Selling and marketing     2,147    2,246    1,564    4,393    2,439
  General and
   administrative           1,619    1,721    1,899    3,340    2,882
  Stock compensation          127      211      279      338      471
  Amortization of
   intangible assets           31      203      254      234      254
  Impairment of
   intangible assets            -    3,614        -    3,614        -
  Restructuring and other
   charges                      -        -      (30)       -      884
                           -------  -------  -------  -------  -------

    Total operating
     expenses               5,410    9,224    4,883   14,634    8,641

Income (loss) from
 operations                   909   (2,150)    (822)  (1,241)  (3,228)
Other income                   66       78      138      144      365
                           -------  -------  -------  -------  -------

Net income (loss)         $   975  $(2,072) $  (684) $(1,097) $(2,863)
                           =======  =======  =======  =======  =======

Net income (loss) per
 share - basic            $  0.03  $ (0.06) $ (0.02) $ (0.03) $ (0.09)
                           =======  =======  =======  =======  =======

Net income (loss) per
 share - diluted          $  0.02  $ (0.06) $ (0.02) $ (0.03) $ (0.09)
                           =======  =======  =======  =======  =======

Shares used in computing
 basic net income (loss)
 per share                 36,578   35,712   33,524   36,232   32,050

Shares used in computing
 diluted net income
 (loss) per share          40,537   35,712   33,524   36,232   32,050



                        Network Engines, Inc.
                Condensed Consolidated Balance Sheets
                            (in thousands)

                                           March 31,    September 30,
                                             2004           2003
                                         -------------- --------------

ASSETS

Current assets:

  Cash and cash equivalents             $       35,084 $       36,788
  Restricted cash                                   47             47
  Accounts receivable, net                      17,710         13,948
  Inventories                                   20,724         14,937
  Other current assets                           1,259          1,946
                                         -------------- --------------

    Total current assets                        74,824         67,666

Property and equipment, net                      1,528          1,849
Goodwill                                         7,701          7,786
Intangible assets                                  462          4,310
Other assets                                       291            121

                                        ----------------------------

      Total assets                      $       84,806 $       81,732
                                         ============== ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

   Accounts payable                     $       15,364 $       13,864
   Accrued liabilities                           3,815          2,763
   Current portion of accrued
    restructuring and other charges                130            218
   Deferred revenue                                830            603
                                         -------------- --------------

    Total current liabilities                   20,139         17,448

Long-term portion of accrued
 restructuring and other charges                     -             60

Stockholders' equity:
  Common stock                                     393            382
  Treasury stock                                (2,838)        (2,838)
  Additional paid-in capital                   177,242        176,061
  Deferred stock compensation                      (85)          (433)
  Accumulated deficit                         (110,045)      (108,948)
                                         -------------- --------------

    Total stockholders' equity                  64,667         64,224

                                        ----------------------------

      Total liabilities and
       stockholders' equity             $       84,806 $       81,732
                                         ============== ==============


    CONTACT: Network Engines, Inc.
             Erica Smith, 781-332-1163
             erica.smith@networkengines.com